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                                                                    EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of Amazon.com, Inc. for the registration of $530,000,000 aggregate principal amount at maturity of 10% Senior Discount Notes due 2008 and to the incorporation by reference therein of our report dated January 19, 1998, with respect to the financial statements and schedule of Amazon.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



Seattle, Washington
June 10, 1998